UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Superior Energy Services, Inc.
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Superior Energy Services, Inc.

Annual Meeting of Stockholders

June 6, 2013

Supplemental Information regarding Proposal 2

Advisory Vote to Approve Executive Compensation

Commencing May 29, 2013, Superior Energy Services, Inc. is providing additional clarifying disclosure and intends to send the following communication to certain shareholders.

We would like to bring to your attention a disagreement between Superior and Institutional Shareholder Services (“ISS”) with respect to our “say-on-pay” proposal to be voted on at our 2013 annual meeting. ISS issued their recommendation to vote “against” our proposal largely on the basis of their analysis of our new executive change of control severance program.

We strongly disagree with ISS’ analysis, and for the reasons set forth below and in detail in our proxy statement, we urge you to vote “FOR” our say-on-pay proposal. As noted below, Glass Lewis has issued a report recommending that shareholders support the proposal.

Program Goals – In December 2012, after almost two years of working with outside advisors, management and our Board of Directors, and obtaining investor input, we adopted a new change of control severance program that accomplishes the following:

•	Eliminates excise tax gross ups for all participants,

•	Maintains double trigger severance payments,

•	Holds executives accountable by tying the severance value to the transaction value, thereby eliminating pay for failure,

•	Maintains a competitive program to retain executive talent,

•	Calculates a severance payment in a manner that treats all executives equitably on an after tax basis, and

•	Properly aligns the short- and long-term interests of shareholders and executives.

Incorporating Shareholder Feedback – Beginning in 2011, representatives from management and outside advisors sought the constructive input of our largest shareholders. Additionally, we conducted in-person meetings and conference calls with ISS and Glass Lewis to explain the rationale behind the concept, describe the benefits to shareholders, and seek feedback that would enhance the program. Glass Lewis issued a report that supported our say-on-pay proposal, noting in particular the program’s elimination of the excise tax gross up provisions. ISS discussed the program with us on a few occasions but never offered any feedback. The first feedback came when they published their “against” recommendation for our say-on-pay proposal. Their recommendation focused on the fact that the program could result in a severance payment that exceeds 3X salary and bonus, despite the performance orientation, overall benefit limits of the program and other shareholder friendly features. We believe that investors are not well served when ISS disregards an innovative and shareholder friendly approach to change of control severance benefits in favor of a narrowly focused set of guidelines, as the remainder of this supplement will describe.

An Innovative Approach – In the process of designing our program, we recognized many of the inherent weaknesses with traditional change of control severance benefits, including:

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The fact that traditional severance benefits based on a multiple of salary and bonus can result in significantly different after-tax benefits to participants due to the impact of excise taxes, which can change the financial alignment among executives and potentially motivate executives to pursue an outcome that is not in the best long-term interests of shareholders.

•	Shareholders believe excise tax gross ups represent a potentially costly variable expense, and that executives should pay their own taxes.

•

Traditional severance programs provide no downside consequence to the value of executive severance benefits if a change of control does not optimize shareholder value. Instead, executives typically receive a multiple of salary and bonus regardless of whether shareholder value is optimized.

Our new change of control severance approach addresses the historical weaknesses of the traditional approach by treating all executives similarly and limiting the severance cost to a specific percentage of the transaction value. ISS itself recognizes that this new program is both “creative” and “innovative.” Our 2013 proxy statement, including its CD&A, provides investors with the details of that process, our analysis, and the mechanics of the plan. In addition, the proxy statement describes the extensive shareholder outreach we conducted during the process of designing the plan.

Our Response to ISS’s Analysis -

1.	ISS focuses on the potential for an executive’s severance benefit to exceed 3X the executive’s salary and bonus.

Response: This ISS concern misses the entire point of the program. Our program uses a transaction pool approach to ensure that it is not based upon individual executive outcomes. This pool approach:

•	Eliminates “pay for failure” by varying benefit size with transaction value,

•	Is allocated to achieve equitability (on an after-tax basis ) among our executives, and

•	Pays executives collectively an amount that is in the range of the multiple of salary and bonus that ISS has historically supported for a single executive.

Furthermore, ISS’ analysis ignores the fact that a traditional severance benefit based on a multiple of salary and bonus goes up over time, as executive salaries and bonuses increase. Our new program caps the benefit as a percentage of the transaction value, which means that the only way for shareholder cost to increase is through the growth in the value of the company. We believe our new approach is central to addressing a long-standing shareholder criticism of change of control severance benefits – pay for failure. A traditional plan can actually reward failure by paying fixed severance benefits regardless of the value of the company at the time of the transaction.

As shown in the chart below, the change in the executives’ share of the transaction value is de minimis when compared to the increase in the transaction value (from $2 billion to $9 billion).

2.	ISS concludes that our new arrangement could create “conflicts of interest” for the executives by incentivizing management to do transactions that may not be in the best long-term interests of shareholders.

Response: ISS’ conclusion ignores the fact that a traditional change of control plan paying 3X salary and bonus could motivate executives to pursue a transaction that is not in the best long-term interest of shareholders. The primary difference is traditional fixed multiples of salary and bonus can provide executives with an incentive to sell the company while the stock price is depressed because their severance benefit is fixed. Our approach provides an upside cap and a downside cap to both protect executives when they are vulnerable and to maintain fairness with our shareholders. All other incentive compensation arrangements, such as stock options, restricted stock, and performance awards, would apply equally to both types of severance programs and motivate executives to optimize the value of the company in alignment with shareholder interests. Our innovative program adds cash severance to that alignment.

In addition, we strongly believe that the change in benefits resulting from a change in the transaction value is appropriate and does not create a disproportionate incentive to enter into a transaction. Under our program, the change in severance benefits relative to the change in the transaction value of the company has been carefully scaled to provide appropriate directional increase or decrease in value without providing a windfall to any one executive. In the aggregate, the benefits range from only 0.25% to 0.94% of the transaction value for transactions valued between $20 billion and $2 billion (assuming all 8 executives are terminated following a change of control – reference the discussion of the sharing pool on page 78 of the proxy statement).

Conclusion - We believe that our new change of control severance program is innovative in aligning executive interests with shareholders and will benefit our shareholders now and in the future. By eliminating the excise tax gross up and treating the entire executive team equitably, this unique design addresses the historical weaknesses of executive change of control severance programs and we recommend that our shareholders vote “FOR” our say-on-pay proposal.